Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 29, 2009 with respect to the consolidated financial statements and internal control over financial reporting of Asta Funding, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2009, which are incorporated by reference in this Registration Statement and prospectus. We consent to the incorporation by reference in the Registration Statement and prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
April 20, 2010